Exhibit 10.9

OPTION CANCELLATION AND RELEASE AGREEMENT

This OPTION CANCELLATION AND RELEASE AGREEMENT (this “Agreement”) is entered into by and between NanoVibronix, Inc., a Delaware corporation (the “Company”), and Thomas Mika (the “Participant”), effective as of November 29, 2023 (the “Effective Date”). Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Plan (defined below).

WHEREAS, the Company currently sponsors and maintains the NanoVibronix, Inc. 2014 Long-Term Incentive Plan (the “Plan”);

WHEREAS, pursuant to the terms of a Nonqualified Stock Option Agreement, dated as per the attached Exhibit 1, by and between the Participant and the Company (the “Award Agreement”), the Company granted the Participant an award under the Plan of stock options as provided in Exhibit 1 at an Option Price as provided in Exhibit 1 (the “Options”);

WHEREAS, as of the Effective Date, the Option Price is significantly higher than the current Fair Market Value of a share of Common Stock, such that the net value of the Options to the Participant is $0.00; and

WHEREAS, in exchange for the Payment (defined below), the Company and the Participant mutually desire to cancel the Participant’s interests as to all of the Options (collectively, the “Underwater Options”), effective as of the Effective Date, so that on and after the Effective Date, the Award Agreement and the Participant’s interests as to the Underwater Options shall be cancelled, terminated, and of no further force or effect.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

CANCELLATION OF OPTIONS

1.1 Cancellation of Options. In exchange for the consideration described in Section 1.2 below, the Participant hereby agrees that the Award Agreement and the Participant’s interests in the Underwater Options shall be cancelled, terminated, and of no further force or effect, effective as of the Effective Date, and that neither the Company nor the Participant shall have any further rights or obligations with respect to the Award Agreement, the Underwater Options, or with respect to which any shares of Common Stock that could have been acquired upon vesting and exercise of the Underwater Options.

1.2 Payment. In exchange for the Participant’s agreement to cancel the Award Agreement, the Underwater Options, and any other rights, obligations, and liabilities of the Company granting the Participant the opportunity to acquire shares of Common Stock or other ownership interests of the Company in connection with the Underwater Options, and the release of claims set forth in Section 1.3 below, the Company agrees to pay the Participant $1.00, less all applicable withholdings and deductions, on the Company’s first regularly scheduled payroll date following the Effective Date (the “Payment”).

1.3 Release. In consideration of the Payment described in Section 1.2 above, effective as of the Effective Date, the Participant, for the Participant and the Participant’s successors and assigns forever, does hereby knowingly, voluntarily, unconditionally, and irrevocably compromise, settle, remise, acquit, waive, and fully and forever release and discharge the Company and its respective successors, assigns, parents, divisions, subsidiaries, and affiliates, and its present and former officers, directors, employees, and agents (collectively, the “Released Parties”) from any and all claims, counterclaims, set-offs, debts, demands, obligations, remedies, rights, suits, damages, liabilities, sanctions, costs, attorneys’ fees, losses, debts, and expenses of any nature arising from or in connection with any rights to acquire securities of the Company pursuant to the Award Agreement or the Underwater Options (collectively, the “Releaser’s Claims”), whether now known or unknown, or suspected or claimed, whether arising under common law, in equity, or under statute, which the Participant or the Participant’s successors or assigns ever had, now have, or in the future may claim to have against the Released Parties and which may have arisen at any time on or prior to the date hereof, provided that this Section 1.3 shall not apply to any of the obligations or liabilities of the Released Parties arising under or in connection with this Agreement. The Participant covenants and agrees never to commence, voluntarily aid in any way, prosecute, or cause to be commenced or prosecuted against the Released Parties any action or other proceeding based on any of the released Releaser’s Claims which may have arisen at any time on or prior to the date hereof.

1.4 Further Assurances. Each party to this Agreement agrees that it will perform all such further acts and execute and deliver all such further documents as may be reasonably required in connection with the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement.

1.5 Representations and Warranties. The Participant hereby represents and warrants to the Company that: (a) there are no restrictions on the cancellation of the Award Agreement or the Underwater Options, (b) the Participant has full power and authority to enter into and perform this Agreement and to carry out the transactions contemplated hereby, (c) the Participant has not assigned any rights related to the Award Agreement, the Underwater Options, or Releaser’s Claims to any other person or entity prior to Participant signing this Agreement; and (d) this Agreement constitutes the legal, valid, and binding obligation of the Participant, enforceable against the Participant in accordance with its terms. The Participant has read and understood this Agreement and is entering into it voluntarily. The Participant agrees that this Agreement provides good and valuable consideration for the Participant’s agreements contained herein.

MISCELLANEOUS

2.1 Headings. The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.

2.2 Gender and Number. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

2.3 Parties Bound. The terms, provisions, representations, warranties, covenants, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns.

2.4 Execution. This Agreement may be executed in two or more counterparts (including by facsimile or portable document format (“.pdf”) counterparts), all of which taken together shall constitute one instrument. The exchange of copies of this Agreement and of signature pages by facsimile or .pdf transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original agreement for all purposes. Signatures of the parties transmitted by facsimile or .pdf shall be deemed to be their original signatures for any purpose whatsoever.

2.5 Entire Agreement. This Agreement contains the entire understanding of the parties to this Agreement with respect to the subject matter contained in this Agreement. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter, including, without limitation, the Award Agreement. In entering into this Agreement, the Participant has not relied on any representations by any of the Released Parties, except as expressly contained in this Agreement. Rather, the Participant has relied on his own judgment in entering into this Agreement.

2.6 Law Governing; Venue. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware (excluding any conflict of laws rule or principle of the laws of the State of Delaware that might refer the governance, construction, or interpretation of this Agreement to the laws of another state).

2.7 Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Participant at the address he most recently provided to the Company.

[Remainder of Page Intentionally Left Blank;

Signature Page Follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant, to evidence his consent and approval of all the terms hereof, has duly executed this Agreement as of the date above.

NAnovibronix, inc.

By:	/s/ Stephen Brown
Name:	Stephen Brown
Title:	Chief Financial Officer

THE PARTICIPANT

By:	/s/ Thomas Mika
Name:	Thomas Mika

Signature Page to

Option Cancellation and Release Agreement

EXHIBIT 1

Outstanding Stock Options

Name	Options granted	Exercise price	Grant date
TOM MIKA
Tom Mika	1,500	$32.00	7/13/2020
Tom Mika	3,000	$8.94	9/13/2022
Tom Mika	2,000	$14.40	10/1/2020
Tom Mika	4,500	$16.80	12/23/2020
Tom Mika	3,000	$20.20	12/29/2021
Total	14,000